Aflac Incorporated Form 8-K
EXHIBIT 99.1
AFLAC INCORPORATED ANNOUNCES SECOND QUARTER RESULTS,
DECLARES THIRD QUARTER DIVIDEND,
ANNOUNCES PLANNED ACQUISITION OF CONTINENTAL AMERICAN INSURANCE COMPANY
COLUMBUS, Georgia – July 29, 2009 – Aflac Incorporated today reported its second quarter results.
Reflecting the benefit from a stronger yen/dollar exchange rate, but higher realized investment losses, total revenues were basically flat at $4.3 billion during the second quarter of 2009, compared with a year ago. Net earnings were $314 million, or $.67 per diluted share, compared with $483 million, or $1.00 per share, a year ago.
Net earnings in the second quarter of 2009 included after-tax realized investment losses of $249 million, or $.53 per diluted share, compared with realized investment losses of $1 million, or nil per share in the second quarter of 2008. Of the realized investment losses in the second quarter of 2009, $104 million resulted from the impairment of Aflac’s holdings in CIT, which were sold at the impaired book value subsequent to the conclusion of the second quarter. Two fixed-maturity securities of Kommunalkredit were also impaired in the quarter, totaling $51 million. The company also realized $2 million of after-tax losses related to the impairment of certain collateralized mortgage obligations and $1 million of realized investment gains from other transactions. In addition, the company realized $93 million of impairment losses on perpetual, or so-called “hybrid,” securities of two issuers. The impairment loss on the hybrid securities was determined using the equity impairment method under generally accepted accounting principles (GAAP) because their credit ratings are below investment grade. No impairment charges will be recorded on a statutory accounting basis for these perpetual securities because Aflac’s credit analysis suggests that both issuers of the perpetual securities that were impaired on a GAAP basis will be able to meet their contractual obligations for payment.
We believe that an analysis of operating earnings, a non-GAAP financial measure, is vitally important to an understanding of Aflac’s underlying profitability drivers. We define operating earnings as the profits we derive from our operations before realized investment gains and losses, the impact from SFAS 133, and nonrecurring items. Management uses operating earnings to evaluate the financial performance of Aflac’s insurance operations because realized gains and losses, the impact from SFAS 133, and nonrecurring items tend to be driven by general economic conditions and events, and therefore may obscure the underlying fundamentals and trends in Aflac’s insurance operations.
Furthermore, because a significant portion of our business is in Japan, where our functional currency is the Japanese yen, we believe it is equally important to understand the impact on operating earnings from translating yen into dollars. We translate Aflac Japan’s yen-denominated income statement from yen into dollars using an average exchange rate for the reporting period, and we translate the balance sheet using the exchange rate at the end of the period. However, except for a limited number of transactions, we do not actually convert yen into dollars. As a result, we view foreign currency as a financial reporting issue for Aflac and not as an economic event to our company or shareholders. Because changes in exchange rates distort the growth rates of our operations, we also encourage readers of our financial statements to evaluate our financial performance excluding the impact of foreign currency translation. The chart toward the end of this release presents a comparison of selected income statement items with and without foreign currency changes to illustrate the effect of currency.
Operating earnings in the second quarter were $562 million, compared with $487 million in the second quarter of 2008. Operating earnings per diluted share rose 18.8% to $1.20, compared with $1.01 a year ago. The stronger yen/dollar exchange rate increased operating earnings per diluted share by $.05 during the quarter. Excluding the impact from the stronger yen, operating earnings per share increased 13.9%.

Results for the first six months of 2009 also benefited from the stronger yen. Total revenues rose 6.1% to $9.1 billion, compared with $8.6 billion in the first half of 2008. Reflecting higher realized investment losses, net earnings were $882 million, or $1.89 per diluted share, compared with $957 million, or $1.98 per share, for the first six months of 2008. Operating earnings for the first six months of 2009 were $1.1 billion, or $2.42 per diluted share, compared with $962 million, or $1.99 per share, in 2008. Excluding the benefit of $.14 per share from the stronger yen, operating earnings per diluted share rose 14.6% for the first six months of 2009.
Total investments and cash at the end of June were $65.6 billion, compared with $61.7 billion at March 31, 2009. The increase in total investments and cash reflected improvement in the fair values of the company’s investments, compared with invested asset values at the end of the first quarter. In addition, the fair values of the company’s investments at the end of June also benefited from a stronger end-of-period yen/dollar exchange rate, compared with March 31, 2009. Gross unrealized losses on investment securities classified as available for sale were $4.9 billion at June 30, 2009, compared with $5.9 billion at March 31, 2009.
Shareholders’ equity was $6.4 billion at June 30, 2009, compared with $5.2 billion at March 31, 2009. Shareholders’ equity at June 30, 2009, included a net unrealized loss on investment securities of $2.1 billion, compared with a net unrealized loss of $3.0 billion at the end of March 2009. Shareholders’ equity per share was $13.58 at the end of the second quarter of 2009, compared with $11.12 per share at the end of the first quarter of 2009. The annualized return on average shareholders’ equity in the second quarter was 21.7%. On an operating basis (excluding realized investment losses, and the impact of SFAS 133 from net earnings and unrealized investment gains/losses in shareholders’ equity), the annualized return on average shareholders’ equity was 27.0% for the second quarter of 2009.
AFLAC JAPAN
In the second quarter, Aflac Japan’s total revenues in yen were up 2.5%. Premium income in yen rose 3.1%, and net investment income declined .2%. Investment income growth in yen terms was suppressed by the stronger yen/dollar exchange rate because approximately 34% of Aflac Japan’s second quarter investment income was dollar-denominated. Excluding the impact of the stronger yen, net investment income was up 2.3% in the quarter. Due to continued improvement in the benefit ratio, the pretax operating profit margin expanded from 18.2% to 19.7%. As a result, pretax operating earnings in yen increased 10.7%. For the first six months, premium income in yen increased 3.3%, and net investment income was up .2%. Total revenues were up 2.9%, and pretax operating earnings grew 10.0%.
The average yen/dollar exchange rate in the second quarter of 2009 was 97.53, or 7.1% stronger than the average rate of 104.50 in the second quarter of 2008. For the first six months, the average exchange rate was 95.44, or 9.8% stronger than the rate of 104.77 a year ago. Aflac Japan’s growth rates in dollar terms for both the second quarter and first six months were magnified as a result of the stronger average yen/dollar exchange rates.
Reflecting the stronger yen, premium income in dollars rose 10.7% to $2.9 billion in the second quarter. Net investment income was up 7.2% to $544 million. Total revenues increased 10.1% to $3.5 billion. Pretax operating earnings advanced 18.6% to $679 million. For the first six months, premium income was $5.9 billion, or 13.6% higher than a year ago. Net investment income rose 10.0% to $1.1 billion. Total revenues were up 13.1% to $7.0 billion. Pretax operating earnings were $1.4 billion, or 20.7% higher than a year ago.
Aflac Japan’s total new annualized premium sales increased 5.0% to 30.1 billion yen, or $309 million in the second quarter. For the first six months, total new premium sales were up 2.3% to 57.6 billion yen, or $602 million. The increase in second quarter sales primarily reflected the favorable consumer response to a recently introduced insurance product. Due to the strong initial sales of our new child endowment product, ordinary life insurance sales rose 38.7% in the second quarter. In addition, sales through the bank channel continued to improve. In the second quarter, bank channel sales rose 106.4%, compared with a year ago, to a record 1.4 billion yen. Bank channel sales were 39.0% higher than the first quarter of 2009.

AFLAC U.S.
Aflac U.S. total revenues rose 2.7% to $1.2 billion in the second quarter. Premium income increased 2.8% to $1.1 billion, and net investment income was up 1.8% to $127 million. Pretax operating earnings were $198 million, an increase of 4.0%. For the first six months, total revenues were up 3.7% to $2.5 billion. Premium income rose 3.9% to $2.2 billion. Net investment income increased 1.6% to $252 million. Pretax operating earnings rose 5.6% to $402 million.
Very weak economic conditions in the United States continued to influence total new annualized premium sales. In the second quarter, total new sales declined 10.9% to $341 million. For the six months, total new sales were $692 million, or 6.0% lower than a year ago. Like the first quarter however, growth of new payroll accounts remained solid. Newly established payroll accounts rose 9.6% in the second quarter. In addition, new agent recruitment also remained strong. Newly recruited agents increased 14.9% during the second quarter to more than 7,800.
PURCHASE OF CONTINENTAL AMERICAN INSURANCE COMPANY
Today Aflac also announced its planned acquisition of Continental American Insurance Company (CAIC) for $100 million. The purchase will be funded with internal capital, and the transaction is expected to close in the fourth quarter of 2009. CAIC, which is currently privately owned and headquartered in Columbia, South Carolina, specializes in offering voluntary group insurance products that are distributed by insurance brokers at the worksite. CAIC is rated A- (Excellent) by A.M. Best. Based on statutory accounting statements filed with the state insurance departments, CAIC produced total revenues of $79 million and net income of $7 million in 2008. At the end of 2008, CAIC’s admitted assets were $104 million and capital and surplus was $33 million. After anticipated integration expenses, the company expects the purchase to be modestly accretive to 2010 consolidated earnings.
DIVIDEND
The board of directors declared the third quarter cash dividend. The third quarter dividend of $.28 per share is payable on September 1, 2009, to shareholders of record at the close of business on August 19, 2009.
OUTLOOK
Commenting on the company’s second quarter results, Chairman and Chief Executive Officer Daniel P. Amos stated: “Despite the very challenging global economic environment, I continue to be pleased with our overall financial performance so far this year. Operating earnings per diluted share remain consistent with our expectations and annual objective for 2009. Net earnings again reflected larger-than-usual realized investment losses. However, our strong financial position and capital generation enabled us to absorb these losses, while still maintaining a strong risk-based capital ratio. Although our statutory financial statements for the first half of the year are not yet final, we estimate that our risk-based capital ratio was 459% at June 30, 2009, compared with 479% at the end of March.
“Reflecting the ongoing uncertainly of the global economy, our overall sales outlook for this year remains cautious. Yet based on our year-to-date sales results in Japan, we believe we are still positioned to achieve Aflac Japan’s objective for sales to be flat to up 5% for the full year. With sales down in the United States for the first half of the year, it is unlikely that Aflac U.S. will generate positive sales growth in 2009. However, we remain encouraged about our long-term sales opportunities in both markets. We are convinced the underlying need for our products in Japan and the United States remains strong. At the same time, we are confident in our business model.
“In fact, our strong belief in Aflac’s business model is what led us to invest in our U.S. operation. While Continental American Insurance Company is small from a financial perspective, we believe it brings distinct value and potential to Aflac U.S. Aflac will gain access to an attractive portfolio of voluntary group worksite products that complement the individually issued insurance products we have sold at worksites for more than 50 years. Acquiring the capabilities to develop, price and administer voluntary group products will also help us better advance our insurance broker distribution initiative, while at the same time, continuing to meet the needs of our rapidly growing sales force of individual sales associates.

“Our objective for 2009 remains an increase of 13% to 15% in operating earnings per diluted share, excluding the impact of foreign currency. An increase of 13% in operating earnings per diluted share would equal $4.51 in 2009, assuming 2008’s average yen/dollar exchange rate of 103.46. If the yen averages 95 to 100 for the full year, we would expect reported earnings to be in the range of $4.59 to $4.73 per diluted share. Using that same exchange rate assumption, we would expect third quarter operating earnings to be $1.19 to $1.22 per diluted share. For 2010, our objective remains a 9% to 12% increase in operating earnings per diluted share before the impact of the yen/dollar exchange rate.”
For more than 50 years, Aflac products have given policyholders the opportunity to direct cash where it is needed most when a life-interrupting medical event causes financial challenges. As the number one provider of guaranteed-renewable insurance in the United States and the number one insurance company in terms of individual insurance policies in force in Japan, Aflac insurance products provide protection to more than 40 million people worldwide. Aflac has been recognized by Ethisphere magazine as one of the World’s Most Ethical Companies for three consecutive years and was also named by the Reputation Institute as the Most Reputable Company in the Global Insurance Industry for two consecutive years. In 2009 Fortune magazine recognized Aflac as one of the 100 Best Companies to Work For in America for the eleventh consecutive year. Fortune magazine also ranked Aflac No. 1 on its global list of the Most Admired Companies in the Life and Health Insurance category. Aflac appears on Hispanic Enterprise magazine’s list of the 50 Best Companies for Supplier Diversity and on Black Enterprise magazine’s list of the 40 Best Companies for Diversity. Aflac was also named by Forbes magazine as America’s Best-Managed Company in the Insurance category. Aflac Incorporated is a Fortune 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac, visit aflac.com.
A copy of Aflac’s Financial Analysts Briefing (FAB) supplement for the second quarter of 2009 can be found on the “Investors” page at aflac.com, along with a complete listing of Aflac’s investment holdings in the financial sector and a separate listing of the company’s investments in perpetual securities.
Aflac Incorporated will webcast its second quarter conference call on the “Investors” page of aflac.com at 9:00 a.m. (EDT) on Thursday, July 30, 2009.

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

THREE MONTHS ENDED JUNE 30,	2009	2008	% Change

Total revenues	$4,313	$4,336	(.5)%

Benefits and claims	2,723	2,575	5.8

Total acquisition and operating expenses	1,117	1,021	9.3

Earnings before income taxes	473	740	(36.1)

Income taxes	159	257

Net earnings	$314	$483	(35.1)%

Net earnings per share – basic	$.67	$1.02	(34.3)%

Net earnings per share – diluted	.67	1.00	(33.0)

Shares used to compute earnings per share (000):
Basic	466,401	474,383	(1.7)%
Diluted	468,285	480,828	(2.6)

Dividends paid per share	$.28	$.24	16.7%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

SIX MONTHS ENDED JUNE 30,	2009	2008	% Change

Total revenues	$9,131	$8,603	6.1%

Benefits and claims	5,534	5,113	8.2

Total acquisition and operating expenses	2,253	2,024	11.3

Earnings before income taxes	1,344	1,466	(8.3)

Income taxes	462	509

Net earnings	$882	$957	(7.8)%

Net earnings per share – basic	$1.89	$2.01	(6.0)%

Net earnings per share – diluted	1.89	1.98	(4.5)

Shares used to compute earnings per share (000):
Basic	466,249	476,261	(2.1)%
Diluted	467,709	482,623	(3.1)

Dividends paid per share	$.56	$.48	16.7%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED BALANCE SHEET
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AMOUNTS)

JUNE 30,	2009	2008	% Change

Assets:

Total investments and cash	$65,572	$60,892	7.7%

Deferred policy acquisition costs	8,089	7,194	12.4

Other assets	2,380	2,466	(3.5)

Total assets	$76,041	$70,552	7.8%

Liabilities and shareholders’ equity:

Policy liabilities	$64,795	$55,881	16.0%

Notes payable	1,992	1,539	29.5

Other liabilities	2,904	5,233	(44.5)

Shareholders’ equity	6,350	7,899	(19.6)

Total liabilities and shareholders’ equity	$76,041	$70,552	7.8%

Shares outstanding at end of period (000)	467,484	476,027	(1.8)%

RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS
(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

THREE MONTHS ENDED JUNE 30,	2009	2008	% Change

Operating earnings	$562	$487	15.3%

Reconciling items, net of tax:
Realized investment gains (losses)	(249)	(1)
Impact from SFAS 133	–	(3)
Extinguishment of debt	1	–

Net earnings	$314	$483	(35.1)%

Operating earnings per diluted share	$1.20	$1.01	18.8%

Reconciling items, net of tax:
Realized investment gains (losses)	(.53)	–
Impact from SFAS 133	–	(.01)
Extinguishment of debt	–	–

Net earnings per diluted share	$.67	$1.00	(33.0)%
RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS
(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

SIX MONTHS ENDED JUNE 30,	2009	2008	% Change

Operating earnings	$1,129	$962	17.4%

Reconciling items, net of tax:
Realized investment gains (losses)	(255)	(5)
Impact from SFAS 133	(3)	–
Extinguishment of debt	11	–

Net earnings	$882	$957	(7.8)%

Operating earnings per diluted share	$2.42	$1.99	21.6%

Reconciling items, net of tax:
Realized investment gains (losses)	(.54)	(.01)
Impact from SFAS 133	(.01)	–
Extinguishment of debt	.02	–

Net earnings per diluted share	$1.89	$1.98	(4.5)%

EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

	Including	Excluding
	Currency	Currency
THREE MONTHS ENDED JUNE 30, 2009	Changes	Changes[2]

Premium income	8.4%	3.0%

Net investment income	5.0	1.1

Total benefits and expenses	6.8	1.5

Operating earnings	15.3	10.5

Operating earnings per diluted share	18.8	13.9

[1]	The numbers in this table are presented on an operating basis, as previously described.
[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.
EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

	Including	Excluding
	Currency	Currency
SIX MONTHS ENDED JUNE 30, 2009	Changes	Changes[2]

Premium income	10.8%	3.6%

Net investment income	7.3	2.1

Total benefits and expenses	9.1	2.0

Operating earnings	17.4	10.7

Operating earnings per diluted share	21.6	14.6

[1]	The numbers in this table are presented on an operating basis, as previously described.

[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

2009 OPERATING EARNINGS PER SHARE SCENARIOS

Average	Annual
Exchange	Operating			% Growth			Yen
Rate	EPS			Over 2008			Impact
85	$5.04	–	5.12	26.3	–	28.3%	$.53

90	4.87	–	4.96	22.1	–	24.3	.37

95	4.73	–	4.81	18.5	–	20.6	.22

100	4.59	–	4.68	15.0	–	17.3	.09

103.46*	4.51	–	4.59	13.0	–	15.0	–

105	4.47	–	4.55	12.0	–	14.0	(.04)

110	4.37	–	4.44	9.5	–	11.3	(.15)
* Actual 2008 weighted-average exchange rate

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC).
Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks and uncertainties. In particular, statements containing words such as “expect,” “anticipate,” “believe,” “goal,” “objective,” “may,” “should,” “estimate,” “intends,” “projects,” “will,” “assumes,” “potential,” “target” or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements. We caution readers that the following factors, in addition to other factors mentioned from time to time, could cause actual results to differ materially from those contemplated by the forward-looking statements: difficult conditions in global capital markets and the economy generally; governmental actions for the purpose of stabilizing the financial markets; defaults and downgrades in certain securities in our investment portfolio; impairment of financial institutions; credit and other risks associated with Aflac’s investment in perpetual securities; differing judgments applied to investment valuations; subjective determinations of amount of impairments taken on our investments; realization of unrealized losses; limited availability of acceptable yen-denominated investments; concentration of our investments in any particular sector; concentration of business in Japan; ongoing changes in our industry; exposure to significant financial and capital markets risk; fluctuations in foreign currency exchange rates; significant changes in investment yield rates; deviations in actual experience from pricing and reserving assumptions; subsidiaries’ ability to pay dividends to the Parent Company; changes in regulation by governmental authorities; ability to attract and retain qualified sales associates and employees; ability to continue to develop and implement improvements in information technology systems; changes in U.S. and/or Japanese accounting standards; decreases in our financial strength or debt ratings; level and outcome of litigation; ability to effectively manage key executive succession; catastrophic events; and failure of internal controls or corporate governance policies and procedures.
Analyst and investor contact – Kenneth S. Janke Jr., 800.235.2667 – option 3, FAX: 706.324.6330, or kjanke@aflac.com
Media contact – Laura Kane, 706.596.3493, FAX: 706.320.2288, or lkane@aflac.com